                                                                   Exhibit 6(f)

                                   FORM OF
                              NORTH AMERICAN FUNDS
                          INTERIM SUBADVISORY AGREEMENT

         INTERIM AGREEMENT made as of March ___, 2000, between American General Asset Management Corp., a Delaware corporation (the "Adviser"), and American General Investment Management L.P., a Delaware limited partnership (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.       APPOINTMENT OF SUBADVISER

         The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of North American Funds (the "Trust") and the terms of this Agreement, to manage the investment and reinvestment of the assets of the series of the Trust specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the "Funds"). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Adviser.

2.       SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a. Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Funds in accordance with the Funds' registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Funds, the Subadviser will:

         i. obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Funds or are under consideration for inclusion in the Funds;

         ii. formulate and implement a continuous investment program for each Fund consistent with the investment objectives and related investment policies for each such Fund as described in the Trust's registration statement, as amended;

         iii. take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

         iv. regularly report to the Trustees of the Trust with respect to the implementation of these investment programs;

         v. provide assistance to the Trust's Custodian regarding the fair value of securities held by the Funds for which market quotations are not readily available for purposes of enabling the Trust's Custodian to calculate net asset value; and

         vi. vote proxies in accordance with the Proxy Voting Policy of the Trust.

b. The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Funds (excluding determination of net asset value and shareholder accounting services).

c. The Subadviser will select brokers and dealers to effect all transactions subject to the following conditions: The Subadviser will place all orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Funds in accordance with such policies or practices as may be established by the Trustees and described in the Trust's registration statement as amended. The Subadviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser's overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser's other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

e. The Subadviser will maintain all accounts, books and records with respect to the Funds as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the "Investment Company Act") and Investment Advisers Act of 1940, as amended (the "Investment Advisers Act") and the rules thereunder.

f. The Subadviser agrees to comply with Rule 17j-1 under the Investment Company Act. On a quarterly basis, the Subadviser will either (i) certify to the Adviser that the Subadviser and its Access Persons have complied with the Subadviser's Code of Ethics with respect to the Fund or (ii) identify any material violations which have occurred with respect to the Fund. In addition, the Subadviser will report at least annually to the Adviser concerning any other violations of the Subadviser's Code of Ethics which required significant remedial action and which were not previously reported.

3.       COMPENSATION OF SUBADVISER

         The Adviser will pay the Subadviser with respect to each Fund the compensation specified in Appendix A to this Agreement (the "Compensation").
Further:

(a) The Compensation shall be held in an interest-bearing escrow account with State Street Bank and Trust Company pursuant to an Escrow Agreement substantially in the form attached hereto;

(b) If a majority of a Fund's outstanding voting securities approve a Subadvisory Agreement with the Subadviser before 150 days after March 1, 2000, the amount in the escrow account (including interest earned thereon) with respect to such Fund shall be paid to the Subadviser; and

(c) If a majority of a Fund's outstanding voting securities do not approve a new Subadvisory Agreement with the Subadviser, the Subadviser shall be paid from the escrow account, the lesser of an amount equal to:

         (1) any costs incurred in performing this Agreement (plus interest earned on that amount in the escrow account); or

         (2) the total amount in the escrow account (plus interest earned thereon).

4.       LIABILITY OF SUBADVISER

         Neither the Subadviser nor any of its employees shall be liable to the Adviser or Trust for any loss suffered by the Adviser or Trust resulting from any error of judgment made in the good faith exercise of the Subadviser's investment discretion in connection with selecting Fund investments except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Subadviser or any of its partners or employees; and neither the Subadviser nor any of its employees shall be liable to the Adviser or Trust for any loss suffered by the Adviser or Trust resulting from any other matters to which this Agreement relates (i.e., those other matters specified in Sections 2 and 8 of this Agreement), except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from disregard of, the duties of the Subadviser or any of its partners or employees.

5.       SUPPLEMENTAL ARRANGEMENTS

         The Subadviser may enter into arrangements with other persons affiliated with the Subadviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Subadviser.

6.       CONFLICTS OF INTEREST

         It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, partners or otherwise; that directors, officers, agents and partners of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the Certificate of Incorporation of the Subadviser, respectively, or by specific provision of applicable law.

7.       REGULATION

         The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.       DURATION AND TERMINATION OF AGREEMENT

         This Agreement shall become effective on March ___, 2000 with respect to each Fund and continue in effect until a new Sub-Advisory Agreement between Adviser and Subadviser is approved by shareholders of each of the Funds, or for 150 days, whichever is less.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding voting securities of such Fund, on ten days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days' written notice to the Trust and the other party. This agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

9.       PROVISION OF CERTAIN INFORMATION BY SUBADVISER

         The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a. the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b. the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c. any change in actual control or management of the Subadviser or the portfolio manager of any Fund.

10.      PROVISION OF CERTAIN INFORMATION BY THE ADVISER

         The Adviser shall furnish the Subadviser with copies of the Trust's Prospectus and Statement of Additional Information, and any reports made by the Trust to its shareholders, as soon as practicable after such documents become available. The Adviser shall furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

11.      SERVICES TO OTHER CLIENTS

         The Adviser understands, and has advised the Trust's Board of Trustees, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Trust's Board of Trustees that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Fund. The Subadviser is not obligated to initiate transaction for the Fund in any security which the Subadviser, its principals, affiliates or employees may purchase or sell for their own accounts or other clients.

12.      AMENDMENTS TO THE AGREEMENT

         This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of each of the Funds affected by the amendment and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the amendment or (b) all the series of the Trust.

13.      ENTIRE AGREEMENT

         This Agreement contains the entire understanding and agreement of the parties.

14.      HEADINGS

         The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.      NOTICES

         All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.


16.      SEVERABILITY

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

17.      GOVERNING LAW

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

18.      LIMITATION OF LIABILITY

         The Amended and Restated Agreement and Declaration of Trust dated February 18, 1994, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name "North American Funds" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular portfolio with which the obligee or claimant dealt, shall be liable.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.



                                  American General Asset Management Corp.


                                  by:      _________________




                                  American General Investment Management, L.P.


                                  by:      _________________

                                   APPENDIX A

         The Subadviser shall serve as investment subadviser for the following Funds of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Fund at an annual rate as follows (the "Subadviser Percentage Fee"):

         1. U.S. Government Securities Fund: .225% of the first $200,000,000, .15% between $200,000,000 and $500,000,000 and
                  .10% on the excess over $500,000,000 of the average net assets of the Fund.

         2. Municipal Bond Fund: .25% of the first $50,000,000, .25% between $50,000,000 and $200,000,000, .25% between
                  $200,000,000 and $500,000,000 and .25% on the excess over
                  $500,000,000 of the average net assets of the Fund.

         3. Strategic Income Fund: .35% of the first $50 million, .30% between $50,000,000 and $200,000,000, .25% between
                  $200,000,000 and $500,000,000 and .20% on the excess over
                  $500,000,000 of the average net assets of the Fund.

         4. Money Market Fund: .075% of the first $500,000,000 and .020% on the excess over $500,000,000 of the average net assets of the Fund.

         5. Core Bond Fund: .225% of the first $200,000,000, .15% between $200,000,000 and $500,000,000 and .10% on the excess over
                  $500,000,000 of the average net assets of the Fund.

         6. High Yield Bond Fund: .450% of the first $200,000,000; .350% between $200,000,000 and $500,000,000 and.300% on the excess over $500,000,000 of the average net assets of the Fund.

         7. Municipal Money Market Fund: .250% of the first $200,000,000; .200% between $200,000,000 and $500,000,000 and .150% on the excess over $500,000,000 of the average net assets of the Fund.

         8. Stock Index Fund: .020% of the first $2 billion and .010% on the excess over $2 billion of the average net assets of the Fund.

         9. Small Cap Index Fund: .030% of the first $150,000,000 and .020% on the excess over $150,000,000 of the average net assets of the Fund.

         10. Socially Responsible Fund: .250% of the Fund's average daily assets.

         11. Growth Lifestyle Fund: .100% of the Fund's average daily assets.

         12. Moderate Growth Lifestyle Fund: .100% of the Fund's average daily assets.

         13. Conservative Growth Lifestyle Fund: .100% of the Fund's average daily assets.

         The Subadviser Percentage Fee for each Fund shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Fund as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

         If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.